EXHIBIT 5.1

Jon Gavenman

(650) 843-5055

jgavenman@cooley.com

March 16, 2011

Rovi Corporation

2830 De La Cruz Boulevard

Santa Clara, CA 95050

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Rovi Corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,646,749 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable pursuant to the Company’s Sonic Solutions 2004 Equity Compensation Plan, amended and restated July 2010 (the “Plan”).

In connection with this opinion, we have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan and the Registration Statement, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Jon Gavenman
Jon Gavenman

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM